Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: Almira Pusch ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2020 Results

NEW YORK, October 21, 2020 — Travelzoo® (NASDAQ: TZOO):

•Consolidated revenue of $13.8 million, down 42% from $23.8 million year-over-year
•Net loss of $1.2 million
•Non-GAAP consolidated operating profit of $1.2 million
•Earnings per share (EPS) of ($0.10) attributable to Travelzoo from continuing operations

Travelzoo, a global Internet media company that publishes exclusive offers and experiences for members, today announced financial results for the third quarter ended September 30, 2020. Consolidated revenue was $13.8 million, down 42% from $23.8 million year-over-year. Revenue increased by 97% from $7.0 million in Q2 2020. Reported revenue excludes revenue from discontinued operations in Asia Pacific. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members.

The reported net loss attributable to Travelzoo from continuing operations was $1.1 million for Q3 2020. At the consolidated level, including minority interests, the reported net loss from continuing operations was $1.2 million. EPS from continuing operations was ($0.10), down from $0.21 in the prior-year period.

Non-GAAP operating profit was $1.2 million. The calculation of non-GAAP operating profit excludes amortization of intangibles ($0.3 million), stock option expenses ($1.2 million), and severance-related expenses ($0.9 million). See section “Non-GAAP Financial Measures” below.
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“A strong improvement in our business is evident compared to Q2. We are seeing irresistibly priced deals coming to the market, and Travelzoo, as the most trusted media brand publishing and recommending travel deals, is telling its members about the very best deals", said Holger Bartel, Global CEO.

Cash Position
As of September 30, 2020, consolidated cash, cash equivalents and restricted cash were $51.7 million. In April 2020 and May 2020, Travelzoo received low-interest government loans under the Paycheck Protection Program (PPP) of $3.1 million and $535,000, respectively. No further applications for loans have been made since then and the company does not anticipate requiring any further loans.

Travelzoo North America
North America business segment revenue decreased 40% year-over-year to $9.1 million. North America business segment revenue increased by 118% from $4.2 million in Q2 2020. Operating loss for Q3 was $696,000, or (8%) of revenue, compared to an operating profit of $2.6 million, or 17% of revenue in the prior-year period.

Travelzoo Europe
Europe business segment revenue decreased 57% year-over-year to $3.7 million. In constant currencies, revenue decreased 62% year-over-year. Europe business segment revenue increased by 97% from $1.9 million in Q2 2020. Operating loss for Q3 was $757,000, or (21%) of revenue, compared to an operating profit of $815,000, or 10% of revenue in the prior-year period.

Jack’s Flight Club
On January 13, 2020, Travelzoo acquired 60% of Jack’s Flight Club, a subscription service. In Q3 2020, the Jack's Flight Club business segment generated $1.1 million in revenue from subscriptions with operating profit of $731,000. After consolidation with Travelzoo, Jack’s Flight Club's net income was $312,000, with $187,000 attributable to Travelzoo as a result of recording $333,000 of amortization of intangible assets related to the acquisition and a haircut of revenue (derived from deferred revenue sold prior to acquisition) of $148,000 due to purchase accounting in accordance with U.S. GAAP.

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Members and Subscribers
As of September 30, 2020, we had 30.5 million members worldwide. In Europe, the unduplicated number of Travelzoo members was 8.9 million as of September 30, 2020, down 3% from September 30, 2019. In North America, the unduplicated number of Travelzoo members was 16.5 million as of September 30, 2020, down 7% from September 30, 2019. Jack’s Flight Club had 1.7 million subscribers as of September 30, 2020, up 9% from September 30, 2019. In June 2020, Travelzoo sold its subsidiary in Japan, Travelzoo Japan K.K., to Mr. Hajime Suzuki. In connection with the sale, Travelzoo and Travelzoo Japan K.K. entered into a royalty-bearing licensing agreement for the exclusive use of Travelzoo members in Japan. In August 2020, Travelzoo sold its Singapore subsidiary to Mr. Julian Rembrandt and entered into a royalty-bearing licensing agreement for, among other things, the exclusive use of Travelzoo's members in Australia, New Zealand and Singapore. Under the licensing agreements, Travelzoo’s existing members in Australia, Japan, New Zealand, and Singapore will continue to be owned by Travelzoo as the licensor.

Discontinued Operations
As announced in a press release on March 10, 2020, Travelzoo decided to exit its Asia Pacific business which in 2019 reduced EPS by $0.60. The Asia Pacific business was classified as discontinued operations at March 31, 2020. Prior periods have been reclassified to conform with the current presentation. Certain reclassifications have been made for current and prior periods between the continued operations and the discontinued operations in accordance with U.S. GAAP.

Income Taxes
Income tax benefit was $244,000 in Q3 2020, compared to an income tax expense of $860,000 in the prior-year period.

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Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Travelzoo’s calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: impairment of intangibles and goodwill, amortization of intangibles, stock option expenses, severance- related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Looking Ahead
We currently see a trend of recovery of our revenue. We have been able to reduce our operating expenses significantly. As a result of recovery of revenue and substantially lower operating expenses, we currently expect to achieve for Q4 a result close to break-even or a profit.

Conference Call
Travelzoo will host a conference call to discuss third quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call; and
•access the webcast.

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About Travelzoo
Travelzoo® provides our 30 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 20 years we have worked in partnership with more than 5,000 top travel suppliers-our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues	$13,787	$23,833	$41,118	$79,599
Cost of revenues	2,924	2,852	7,768	8,389
Gross profit	10,863	20,981	33,350	71,210
Operating expenses:
Sales and marketing	6,929	11,967	24,311	38,605
Product development	592	1,434	2,586	4,856
General and administrative	4,545	4,188	16,709	13,634
Impairment of intangible asset and goodwill	—	—	2,920	—
Total operating expenses	12,066	17,589	46,526	57,095
Operating income (loss)	(1,203)	3,392	(13,176)	14,115
Other income (loss), net	(37)	32	(222)	48
Income (loss) from continuing operations before income taxes	(1,240)	3,424	(13,398)	14,163
Income tax expense (benefit)	(244)	860	(2,070)	3,596
Income (loss) from continuing operations	(996)	2,564	(11,328)	10,567
Loss from discontinued operations, net of tax	(230)	(2,258)	(3,944)	(5,813)
Net income (loss)	(1,226)	306	(15,272)	4,754
Net income (loss) attributable to non-controlling interest	125	—	(1,122)	—
Net income (loss) attributable to Travelzoo	$(1,351)	$306	$(14,150)	$4,754

Net income (loss) attributable to Travelzoo—continuing operations	$(1,121)	$2,564	$(10,206)	$10,567
Net income (loss) attributable to Travelzoo—discontinued operations	$(230)	$(2,258)	$(3,944)	$(5,813)

Income (loss) per share—basic
Continuing operations	$(0.10)	$0.22	$(0.90)	$0.89
Discontinued operations	$(0.02)	$(0.19)	$(0.35)	$(0.49)
Net income (loss) per share —basic	$(0.12)	$0.03	$(1.25)	$0.40

Income (loss) per share—diluted
Continuing operations	$(0.10)	$0.21	$(0.90)	$0.87
Discontinued operations	$(0.02)	$(0.19)	$(0.35)	$(0.49)
Net income (loss) per share—diluted	$(0.12)	$0.03	$(1.25)	$0.39
Shares used in per share calculation from continuing operations—basic	11,310	11,767	11,353	11,894
Shares used in per share calculation from discontinued operations—basic	11,310	11,767	11,353	11,894
Shares used in per share calculation from continuing operations—diluted	11,310	11,956	11,353	12,152
Shares used in per share calculation from discontinued operations—diluted	11,310	11,767	11,353	11,894
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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$50,528	$18,743
Accounts receivable, net	4,195	11,209
Prepaid income taxes	304	989
Deposits	98	105
Prepaid expenses and other	990	2,288
Assets from discontinued operations	454	3,961
Total current assets	56,569	37,295
Deposits and other	806	572
Deferred tax assets	4,415	2,051
Restricted cash	1,155	1,135
Investment in WeGo	2,101	2,484
Operating lease right-of-use assets	9,076	8,140
Property and equipment, net	1,499	2,861
Intangible assets, net	4,867	—
Goodwill	10,944	—
Total assets	$91,432	$54,538
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$53,018	$19,349
Accrued expenses and other	6,953	6,281
Deferred revenue	2,777	786
Operating lease liabilities	3,988	4,847
Promissory notes payable	1,700	—
Income tax payable	373	914
Liabilities from discontinued operations	1,509	3,135
Total current liabilities	70,318	35,312
PPP notes payable	3,663	—
Deferred tax liabilities	851	—
Long-term operating lease liabilities	11,425	7,920
Other long-term liabilities	473	443
Total liabilities	86,730	43,675
Non-controlling interest	4,633	—
Common stock	113	115
Additional paid-in capital	5,220	—
Retained earnings (accumulated deficit)	(1,130)	14,200
Accumulated other comprehensive loss	(4,134)	(3,452)
Total stockholders’ equity	69	10,863
Total liabilities and stockholders’ equity	$91,432	$54,538
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Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended September 30, 2020	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$9,002	$3,798	$987	$—	$13,787
Intersegment revenue	141	(141)	—	—	—
Total net revenues	9,143	3,657	987	—	13,787
Operating income (loss)	$(696)	$(757)	$250	$—	$(1,203)

Three months ended September 30, 2019	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$14,444	$9,432	$—	$(43)	$23,833
Intersegment revenue	895	(938)	—	43	—
Total net revenues	15,339	8,494	—		23,833
Operating income (loss)	$2,620	$815	$—	$(43)	$3,392

Nine months ended September 30, 2020	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$25,805	$12,706	$2,615	$(8)	$41,118
Intersegment revenue	237	(245)	—	8	—
Total net revenues	26,042	12,461	2,615	—	41,118
Operating loss	$(6,374)	$(3,781)	$(3,013)	$(8)	$(13,176)

Nine months ended September 30, 2019	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$50,074	$29,619	$—	$(94)	$79,599
Intersegment revenue	1,776	(1,870)	—	94	—
Total net revenues	51,850	27,749	—	0	79,599
Operating income (loss)	$10,673	$3,536	$—	$(94)	$14,115

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Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
GAAP operating expense	$12,066	$17,589	$46,526	$57,095
Non-GAAP adjustments:
Impairment of intangible and goodwill (A)	—	—	2,920	—
Amortization of intangibles (B)	333	—	944	—
Stock option expenses (C)	1,189	394	5,243	876
Severance-related expenses (D)	855	35	1,139	85
Non-GAAP operating expense	9,689	17,160	36,280	56,134

GAAP operating income (loss)	(1,203)	3,392	(13,176)	14,115
Non-GAAP adjustments (A through D)	2,377	429	10,246	961
Non-GAAP operating income (loss)	1,174	3,821	(2,930)	15,076

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